EXHIBIT 5

Opinion of Counsel

July 2, 2014

Board of Directors

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

Ladies and gentlemen:

We have acted as counsel to First Defiance Financial Corp., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof in order to register 50,000 common shares, par value $.01 per share (the “Common Shares”), under the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for issuance pursuant to awards to be granted under the First Defiance Financial Corp. Employee Incentive Plan (the “Plan”).

In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company’s Articles of Incorporation, as amended; (c) the Code of Regulations of the Company, as amended; (d) the resolutions adopted by the Board of Directors of the Company on June 30, 2014; and (e) such other representations of the Company and its officers as we have deemed relevant.

In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code (the “Ohio General Corporation Law”) and the Company’s Articles and Regulations.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 50,000 Common Shares to be registered under the Act for issuance under the Plan, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration, if any, prescribed in the Plan, pursuant to which such 50,000 Common Shares will be issued, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof.

This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the 50,000 Common Shares covered by the Registration Statement pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or for any other purpose.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Very truly yours,

/s/ VORYS, SATER, SEYMOUR AND PEASE LLP